FINAL TRANSCRIPT
Thomson StreetEvents
LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Event Date/Time: Jul. 26. 2006 / 8:30AM ET

FINAL TRANSCRIPT
Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
John DeBono
Lucent Technologies, Inc. — VP IR
Pat Russo
Lucent Technologies, Inc. — Chairman, CEO
John Kritzmacher
Lucent Technologies, Inc. — CFO
Frank D’Amelio
Lucent Technologies, Inc. — COO
CONFERENCE CALL PARTICIPANTS
Inder Singh
Prudential Securities — Analyst
Jiong Shao
Lehman Brothers — Analyst
Alex Henderson
Citigroup — Analyst
Ian Kahn
JP Morgan — Analyst
Ken Muth
Robert W. Baird — Analyst
Simon Leopold
Morgan Keegan — Analyst
Paul Silverstein
Credit Suisse First Boston — Analyst
Richard Windsor
Nomura Securities — Analyst
Mark Sue
RBC Capital Markets — Analyst
Tim Long
Banc of America Securities — Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Lucent Technologies Investor Relations Conference Call.
At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Instructions will be given at that time. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded.
I would now like to turn the conference over to your host, John DeBono, Vice President of Investor Relations. Please go ahead.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
John DeBono - Lucent Technologies, Inc. — VP IR
Good morning, everyone. With me today are Pat Russo, Chairman and CEO; Frank D’Amelio, Chief Operating Officer; and John Kritzmacher, our Chief Financial Officer. We will begin with Pat and John providing an overview of Lucent’s results for the quarter, and then we will open the call up for your questions.
If anyone has not yet seen a copy of our earnings release, it is available on our Web site.
Before we begin, let me remind everyone that this conference call is open to the media and we are providing a simultaneous webcast of the call for the public. A replay of the call will be available on the Company’s Web site this afternoon and will run through August 2. The PDF version of the slides that we are presenting on this call will also be posted to our Web site for your reference.
I also want to remind you that today’s remarks contain statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted. For a list and description of certain of these risks and uncertainties, I would like to refer you to the Safe Harbor statement in the press release and other information provided in our SEC filings.
Now, at this point, I will turn the call over to Pat.
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Thanks, John. Good morning, everyone. Thanks for joining us.
As we announced this morning, Lucent reported revenues of 2.05 billion for the third quarter of fiscal 2006, a decrease of 4% sequentially and 12% from the year-ago quarter, and this is consistent with the preliminary results that we announced earlier this month. As stated in our press release, we believe these results reflect an impending shift in current spending among some of our North American mobility customers and are not indicative of the longer-term opportunities we continue to see in the global mobility market. CDMA continues to represent a large and sustainable market, and we see significant growth in the UMTS market.
John Kritzmacher will provide more details on our financial results in just a few minutes, but first I’d just like to provide a glimpse of the market opportunities we are pursuing, as well as some of the context around the merger integration announcement issued on July 10 and earlier today. Let me start with some of the growth opportunities because, notwithstanding the revenue performance in the aggregate, there are some areas of the business that are growing. I want to share with you. What we continue to see is our customers undergo a fundamental network transformation that we have believed and continue to believe will occur over the next several years.
We see continued growth in optical, particularly in North America and Europe, due primarily to the bandwidth demands generated by broadband access and video services, business Ethernet services and wireline infrastructures for mobility carriers. In access, we are seeing continued opportunities, particularly in Europe and in the Latin American region, related to Next Generation services such as IPTV and Voice-over-IP. As you know, we recently acquired Riverstone’s carrier Ethernet routing technology, and in April, we signed an agreement with Telefonica under which we’ve assumed responsibility for the future development and deployment of their “Imagenio” IPTV middleware platforms. These moves have greatly enhanced our end-to-end video solution, giving us a strong advantage, we believe, in the market over many of our competitors. We expect to see growth in this solution, particularly as Telefonica and other service providers roll out IPTV in the Latin American region for competitive video offerings.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Ethernet is becoming the currency of how services are delivered and how networks are connected. As a result of our recent Riverstone acquisition, we are leveraging our Ethernet routing portfolio and capabilities to augment our existing access, data and optical embedded basis and to provide new Ethernet — native Ethernet infrastructures. We expect we’ll see some good growth from this going forward.
In services, we continue to see significant opportunities in both North America and Europe relating to hosted applications, as well as applications around IP. We see opportunities in multivendor services, where our offerings can provide customers a significant OpEx reduction while our professional services can augment their technical talent.
Lastly, we continue to support our announced nine customers for our IMS portfolio. The trials that we have undergoing. We are feeling good about our strategic positioning. We’re focused on converting trials to contracts as well as accelerating deployments with the customers with whom we are working. We continue to expect to see both growth in IMS and applications as we go into 2007.
Let me take a few minutes now to discuss what we’re seeing in the CDMA market, which has been the target of a lot of speculation in recent weeks. CDMA continues to represent a large and sustainable market. In fact, when we look at an average of both internal and external estimates, the total addressable market for CDMA2000 equipment is about 8-plus billion in 2006, and we believe, based on these estimates by analysts, it will remain steady or increase slightly through 2010. Within that market, we see pockets of growth and opportunity. For example, in developed markets, CDMA networks will continue to play a significant role in delivering high-end services, such as mobile broadband access to multimedia content and Voice-over-IP. The majority of Lucent’s CDMA customers in the U.S., Canada, New Zealand, Asia and Latin America, have already upgraded or are about to upgrade their networks to EV-DO, and most of them have confirmed their intentions to migrate their networks to the Next Generation of EV-DO, known as Rev A, to enable multimedia services and mobile Voice-over-IP in 2007 and 2008. Our CDMA customers are committed to providing the most advanced applications and services to their customers, and we’re helping them do that.
Last month, we announced a Rev A contract with Verizon Wireless. Deployment is scheduled to begin this quarter. We are also supporting Sprint with its Rev A deployments, along with the introduction of Sprint’s proprietary high-performance Push2Talk service on their CDMA network. This service is aimed at advancing the performance and features currently enjoyed by Sprint’s iDEN customers.
In emerging markets, we are seeing both upgrades to existing CDMA networks and greenfield deployments of the technology. We expect to see new CDMA buildouts and continued CDMA subscriber growth in Southeast Asia. We are also seeing subscriber growth in India. For example, Reliance, as the country’s second-largest mobile operator overall, has now more than 20 million CDMA subscribers and the two largest CDMA operators in India have added 8 million subscribers since the beginning of the year.
So we see the global CDMA market as stable with some growth opportunities that we will participate in where it makes sense. While some carriers in developing markets are adding GSM overlays to expand their addressable market and capture new revenue streams such as GSM roaming and low-end voice subscribers, they are still deploying EV-DO to address the demand for high-end services. In fact, just last week, our customer VIVO announced their plans to deploy a new GSM network that will coexist with and complement the products and services currently offered by their — what they call fully operational and growing CDMA EV-DO network. So as such, we don’t see these kinds of overlays having a significant impact on the overall CDMA market. That’s in part because the inability of GSM to deliver Voice-over-IP and other high-end services will limit its appeal to the market segments that want broader applications.
Meanwhile, we are still awaiting the issuance of 3G licenses in China, and when issued, of course they will provide another market growth opportunity for CDMA while ushering in mobile broadband services for the China market.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Lastly, it’s important to remember that CDMA has a long-term evolution path that is supported by the industry standard bodies. CDMA operators and vendors are working closely with GSM UMTS and CDMA standards bodies to develop the standards for 3G. As these standards are developed, the embedded CDMA base will evolve over the coming years.
So the bottom line is we believe that some of the negative speculation about the CDMA market and as it relates to Lucent is really unwarranted. As we approach the close of our merger transaction with Alcatel, we will continue to invest in our 3G portfolio, so the combined company can leverage its strength in CDMA, in GSM, as well as UMTS. We believe the combined installed base of GSM CDMA and UMTS will be very valuable, as we help the industry plan for the Next Generation of technology and capabilities.
Speaking of the merger, let me close by providing a few updates, as well as some context around the recently announced organization structure for the combined company, which we announced on July 10. First, the European Commission, as you may know, granted its approval for our proposed merger. We believe that we are on track to complete the merger by the end of the calendar year, and this represents another significant milestone in achieving that goal.
In a separate release issued earlier today, we announced five more members of the combined company’s team, principally in some of the corporate operations and corporate center roles. I will say a few words about Frank D’Amelio’s role and Mike Quigley’s role in just a few minutes, but let me comment on the organizational announcement that we made on July 10. The combined company will address the carrier and enterprise markets. Our overall business will be segmented into business groups that address these markets. There will be five business groups that we announced, one of which will be services. That’s a statement about our strategic commitment to continuing to focus on that growing market and the growth opportunity that represents for the combined company. There will be four somewhat decentralized regional organizations that will provide strong, local support to customers and operate with significant degrees of autonomy. Our regional leaders will be more than regional sales heads; they will have the responsibility for end-to-end customer operations, enabling us to be as responsive as we possibly can. They will have their own customer and geography-based P&L responsibilities, and of course will access company-wide resources across all of the critical functions to ensure their ability to serve customers. So in essence, each region in some ways will run like its own business while focusing on the overall company objectives. Business groups will have the primary P&L for the product and service responsibility and have all of R&D, product management and product marketing.
In this context, let me say a few words about Frank D’Amelio’s role because there’s been some questions that have come in on that. First of all, Frank will lead the overall integration efforts for the Company. In that regard, he will be responsible for directly and indirectly assuring that we execute the integration plans that we are in the process of developing as we speak. This is a critical area of responsibility because, as you all know, there is tremendous value-creating potential as a result of this combination through the synergies that we have identified. Frank will oversee, assuring the execution of those plans and the ability to capture the synergies. In addition, he will have responsibility for a number of the large corporate operations that contribute greatly to the cost base of the business and our ability to execute — supply chain, IT, as an example of a number. So that’s the role that Frank will play.
Let me provide a little color around Mike Quigley’s new position, as that has also raised some questions. After the merger closes, if you take a step back and you think about what it is the Company needs to do, we need to be doing three things simultaneously. We need to execute on the integration plan and capture the synergies we identify; we need to execute against the current market opportunities and customer commitments to grow the top line; and while we’re doing that, we need to assure that we are investing appropriately in our portfolio so that we don’t miss a beat when it comes to the longer-term opportunities.
Mike expressed a personal desire to lead the Company’s efforts to keep us focused on the longer-term. He will do this by making sure that our research strategy and chief technology organizations are all aligned. There’s a tremendous amount of brainpower in our two Companies’ R&D organizations, and in this role that Mike is taking on, he will harness that brainpower and make sure that we are focused on the market opportunities that will drive our growth well into the future.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
So, I would just say, in closing, I am enthusiastic about the team that we are lining up for the combined company. I think the talent is very strong. Our strategy has been to place people in positions, as we get the business going, that will play to their strengths and allow us to deliver the best value to customers and position the Company for growth for the future. I think we’re doing that, and we will keep you updated as we go along.
With that, I will turn it over to John.
John Kritzmacher - Lucent Technologies, Inc. — CFO
Thanks, Pat. Good morning, everyone.
Today, we reported revenues for the third fiscal quarter of 2006 of 2.05 billion, a decrease of 4% sequentially and 12% as compared to the year-ago quarter. Sequentially, revenues in the U.S. decreased 15% to 1.3 billion, while non-U.S. revenues increased 21% to 780 million. This resulted in a geographic mix of 62% in the U.S. and 38% outside the U.S. On a year-to-date basis, revenues decreased 11% to 6.2 billion. In the U.S., revenues decreased 7% to 4.1 billion, while non-U.S. revenues decreased 18% to 2.1 billion. The year-to-date non U.S. revenue decline reflects a combined decrease of about 400 million in China and to a lesser extent India.
We reported net income of 79 million or $0.02 per diluted share for the third fiscal quarter of 2006. These results compare with net income of 181 million or $0.04 per diluted share in the second quarter of fiscal 2006, and net income of 372 million or $0.07 per diluted share in the year-ago quarter. In the year-ago quarter, net income was positively impacted by 127 million, or about $0.02 per diluted share, primarily due to the favorable impact of tax items and recoveries of bad debt and customer financing. Similar items did not have a material impact on net income in the second or third quarters of fiscal 2006.
Please note that, during the third quarter, the weighted average number of shares outstanding used to calculate diluted EPS was about 4.5 billion, which includes the dilutive effects of in-the-money stock options. Our convertible securities and warrants were excluded from the calculation, as their impact would have been antidilutive.
The gross margin rate for the third quarter was 41% of revenue, as compared to 43% in the second quarter. The sequential decrease was due largely to an unfavorable shift in product and geographic mix, as well as lower volume, which was partially offset by a reduction in accruals from employee incentive awards of about 25 million.
Operating expenses for the third quarter were 665 million, as compared with 677 million in the second quarter. The operating margin rate was 8% of revenue as compared to 12% in the second quarter.
Before getting into more detail on operating expenses, let me point out that the net pension and postretirement benefit credit for the third quarter was 104 million, a decrease of 10 million as compared to the second quarter. That credit includes a gross pension benefit of 164 million, partially offset by a cost of 60 million for postretirement benefits, primarily retiree healthcare. Consistent with prior periods, about two-thirds of this amount is reflected in operating expenses, and the remainder impacts our gross margin.
We continue to expect our annual net pension and postretirement benefit credit to decrease by approximately 300 million during fiscal 2006 from 718 million in fiscal 2005. During the third quarter, the allocation of U.S. pension plan assets was changed as part of a routine periodic review. The combined U.S. pension plan asset portfolio now reflects a balance of investments split about 50-50 between equity and fixed-income investments — fixed-income securities, as compared to the previous split of about 75% equity and 25% fixed-income. The (indiscernible) fiduciaries concluded that this action was prudent, given the current demographics, funded status and the future obligations of our U.S. pension plans.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
The shift in asset allocation from equities to fixed-income securities related to the occupational pension plan, which includes our formerly represented retirees. Assets in this pension plan are currently well in excess of liabilities and the planned fiduciaries acting in accordance with advice from an independent external asset-allocation advisor, determined that a higher allocation to fixed-income securities would be in the best interest of plan participants. As a result of this change in asset allocation, we currently anticipate the expected rate of return on plan assets will decrease by about 1% during fiscal 2007. The fiscal 2007 net pension credit will be impacted by this change as well as by several other important factors, such as the discount rate, which will be driven by prevailing interest rates as of September 30, 2006, as well as differences between our actuarial assumptions and actual results for this fiscal year.
In addition, let me point out that, upon closing of the pending merger transaction with Alcatel, the amount of the net pension credit attributed to U.S. retiree benefit plans may change materially due to many factors, including purchase accounting adjustments and differences in accounting standards under IFRS.
In the third quarter, we recognized 40 million of income taxes, including a 9 million benefit for a favorable tax audit settlement. 26 million is related to U.S. deferred income taxes and 14 million was attributed to non-U.S. jurisdictions. We expect to recognize tax expense of approximately 160 million in fiscal 2006 with approximately 100 million for U.S. deferred income taxes. On a year-to-date basis, 42 million of this 100 million for U.S. deferred income taxes has now been recognized.
In prior years, we have recognized about 3.3 billion of direct charges to equity in connection with the establishment of additional minimal pension liabilities. As in the past, these liabilities will be remeasured at the end of our fiscal year, which may result in increases in or direct charges to shareowners equity. If the minimum pension liabilities are reversed, equity would increase and a non-cash tax charge to our results of operations of up to 1.3 billion would be required for the related deferred tax impacts.
Now, let me turn to further detail on our operating expenses. Operating expenses for the third quarter of fiscal 2006 declined by 12 million sequentially to 665 million. Sequentially, total SG&A decreased by 14 million to 370 million, and R&D decreased by 21 million to 276 million. The R&D amount excludes 59 million for certain software development costs that were capitalized in the quarter as required under U.S. GAAP. The 12 million sequential decrease in operating expenses was largely the result of a reduction in accruals for employee incentive awards of about 65 million, which was offset somewhat by three items. First, additional expenses of about 25 million were incurred in the quarter as a consequence of the Riverstone acquisition, which closed in April. Included in the 25 million was 12 million for an in-process R&D charge and 4 million for amortization of intangible assets. Second, there was in increases to pre-existing business restructuring reserves of 7 million. Expenses in our second quarter included a business restructuring reserve reversal of 4 million. Finally, our second-quarter expenses also included the favorable impact of about 20 million related to settlements of certain discrete items.
With respect to stock-based compensation, third-quarter results included the recognition of 19 million in stock compensation expense, of which 17 million was reflected in our operating expenses.
Now, let me turn to the performance of our operating segments.
For Mobility Access and Application Solutions, revenue for the third quarter was 827 million, a decrease of 175 million or 17% sequentially. U.S. revenues decreased by 180 million or 22%, driven primarily by a slowdown in spending on some of our current generation wireless solutions. Non-U.S. revenues increased by 5 million or 3%.
In-segment income for the third quarter of 228 million decreased by 143 million. The decrease was due primarily to lower volume and the lower gross margin rate. The lower gross margin rate was largely the result of an unfavorable shift in product and geographic mix, as well as the lower volume.
We continue to believe that the fundamentals of our North America wireless business remain solid. We currently expect to make our EV-DO Rev A solution commercially available in late September. Assuming that our EV-DO Rev A and HSDPA rollouts remain

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
on track, we expect the mobility deployments in North America will enable us to make the fourth quarter our highest quarterly revenue period for fiscal 2006 by a significant margin.
Third-quarter revenues for multimedia networks were 454 million, up 66 million or 17% sequentially. Access and data networking revenues increased sequentially by 100 million or 71%, while optical revenues declined sequentially by 34 million or 14%. U.S. revenues from multimedia network solutions decreased by 33 million or 16%, due primarily to lower sales of NextGen optical products. Non-U.S. revenues increased by 99 million or 53%, largely as the result of increased access and data networking sales, primarily in Europe.
Segment income of 26 million decreased by 16 million sequentially, primarily due to a lower gross margin rate and additional expenses attributed to the Riverstone acquisition, including the IP R&D charge and amortization of intangibles I mentioned earlier. The gross margin rate decline was due primarily to an unfavorable shift in product and geographic mix.
For converged core solutions, revenues for the third quarter were 147 million, a sequential decrease of 4 million or 3%. U.S. revenues decreased 11 million or 12%, due largely to a decrease in sales of certain legacy voice products. Our non-U.S. revenues increased by 7 million or 13%, due primarily to an increase in sales of PHS products in China. Circuit switching and PHS revenue of approximately 100 million in the aggregate accounted for about 50 and 20% of the total converged core solutions revenues, respectively. Segment income from 20 million increased by 4 million, due primarily to lower operating expenses.
For our Services segment, revenues were 581 million in the third quarter, an increase of 33 million or 6% sequentially. The sequential increase was driven primarily by an increase in revenues related to maintenance and deployment services, primarily in Europe. On a sequential basis, U.S. revenues increased by 6 million or 2%, and non-U.S. revenues increased by 27 million or 12%. Sequentially, segment income increased by 38 million to 84 million, due primarily to a higher gross margin rate. The gross margin rate for the third quarter increased by 6 points sequentially from an uncharacteristically low level of 20% in our second quarter. The gross margin rate increase was driven primarily by increased volume, a favorable shift in services mix, and the negative impact in the second quarter of revised cost-of-completion estimates for long-term contracts, as well as the close-out of a network integration project outside the U.S.
Cash used in operating activities in the third quarter was approximately 36 million. Capital spending, which includes expenditures for internal-use software, was 47 million in the third quarter. During the third quarter, we funded approximately 54 million in retiree healthcare and other postretirement benefits out of operating cash.
Going forward for fiscal 2006, we continue to expect operating cash funding requirements for retiree healthcare and other postretirement benefits to be about 250 million. These amounts exclude any payments related to pension benefits.
Globally, based on preliminary estimates for certain asset classes, the fair market value of assets held in pension trust was approximately 34 billion as of June 30, 2006. Almost all of these assets are related to the U.S. pension plans. The U.S. pension plans meet the requirements of ERISA’s current funding rules, and we do not expect to make any contributions to the qualified U.S. pension plans through 2007. We also currently believe it is unlikely that any required contributions would have a material effect on our liquidity through 2010.
We continue to work with our unions to seek legislative change that would give us greater flexibility when using excess pension assets to fund retiree healthcare. As of January 1, 2006 valuation date, there were approximately 2.2 billion of pension assets that would be eligible for transfer under current laws to fund retiree healthcare costs for our formerly represented retirees. If the legislative changes we are seeking are not obtained by September 1, 2006, Lucent would have the ability at its sole discretion, beginning January 1, 2007, to adjust the level of subsidy it provides for formerly represented retiree healthcare, subject to the constraints of prior 420 transfers and certain other commitments.
Also, let me point out that the payment of approximately 200 million in cash for the Riverstone acquisition is reflected on our cash-flow statement as cash used in investing activities.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Next are some details on working capital and other metrics. Inventory turns remained relatively flat at 6.3 turns. DSOs increased from 59 to 68 days. The increase in DSOs was driven primarily by the timing of billings and collections in North America during the third quarter. Our headcount as of June 30, 2006 was approximately 30,200, a net increase of about 200 from March 31, 2006, due largely to the addition of approximately 400 employees as part of the Riverstone acquisition. Including the offsetting impact of the Riverstone acquisition, our year-to-date headcount is down about 300, reflecting a net decline of about 700 in the U.S. and net ads of about 400 in non-U.S. regions.
Now, let’s turn to the balance sheet and more specifically our cash, marketable securities, and debt profile. As of June 30, 2006, Lucent had cash and marketable securities of about 3.7 billion, compared with about 4 billion at March 31. The sequential decrease was driven largely by the use of approximately 200 million for the Riverstone acquisition. Total debt and convertible securities remained flat in the third quarter at 5.4 billion. As a result, our net debt position increased by about 300 million to approximately 1.7 billion. Earlier this month, we used about 380 million in cash to redeem the remaining 368 million in outstanding 7.25% Notes at par, plus accrued interest. Annual interest savings related to this debt paydown is roughly 25 million. We have the right to call the 8% convertible securities at par after August 15, 2006. Approximately 486 million of the 8% convertible securities were outstanding as of June 30. We are continuing to evaluate our options relative to the retirement of these securities.
From a maturity perspective, our debt portfolio continues to remain relatively long-dated. As of June 30, 2006, about 80% of our debt and convertible securities mature in or after 2010, assuming the 8% convertible securities put back to us.
With that, let me summarize today’s report on Lucent’s financial results for the third fiscal quarter of 2006. For the third quarter, we reported revenues of 2.05 billion, a gross margin rate of 41%, an operating margin rate of 8%, and earnings per diluted share of $0.02.
On a sequential basis, third-quarter results were primarily impacted by a decline in North America mobility revenue. We do not believe these results are indicative of the long-term opportunities we see in the global mobility market. In the near term, as I mentioned earlier, assuming that our EV-DO Rev A and HSDPA rollouts remain on track, we expect the mobility deployments in North America will enable us to make the fourth quarter our highest quarterly revenue period for fiscal 2006 by a significant margin. We remain committed to improving our operational performance and to moving forward with our pending merger with Alcatel.
Now, I will turn it over to John DeBono to open our Q&A session.
John DeBono - Lucent Technologies, Inc. — VP IR
We are now ready to begin the Q&A session. In order to get to as many questions as possible, as soon as you have finished asking your question, you will be removed from the queue. April, can we have the first question please?
QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS). Inder Singh, Prudential.
Inder Singh —Prudential Securities — Analyst
Yes, good morning. Pat, you indicated, in your opening comments, that your results this quarter are reflecting an pending shift in, I think, spending from current-generation to next-generation mobile networks. I think most folks would acknowledge that you’re widely accepted as the dominant CDMA 3G vendor. You have made some WCDMA progress as well. Obviously, there

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are some carriers who are mulling over whether they want to build these WCDMA or GSM overlay networks. Vendors seem to be consolidating — Nokia plus Siemens; Motorola plus Huawei. Can you describe your position as these mergers happen, and especially as you merge with Alcatel — whether you think that your CDMA incumbency at some of these carriers could help you on the WCDMA side as well? Then just more broadly, how you see your wireless portfolio coming together as the companies merge?
Pat Russo — Lucent Technologies, Inc. — Chairman, CEO
Yes, okay, Inder. The simple answer to your question — I absolutely believe that our CDMA position in the installed base is very relevant to not only the possibility of any evolution that an operator may want to make to wideband CDMA but, as I noted in my comments, the technology evolution that will occur as 4G becomes clearer and the evolution of that. So I said and I will repeat, we are working with some customers in some of the emerging markets who want a plan. Let me describe it this way. They have a CDMA installed base; they are considering a GSM overlay; they are not quite ready to move to wideband CDMA. We’re working with them on options and evolution for that if and when they are ready. As you know, our platform, from a spread spectrum standpoint and the way we’ve architected our portfolio, enables an evolution in a number of our products associated with the CDMA product line to wideband CDMA if that’s a choice the customer wants to make.
So as I look at the combination of Alcatel and Lucent, I feel very good about the GSM installed base that Alcatel has. I feel very good about the CDMA base that we have. Frankly, I feel good about the fact that we both have some position in UMTS and look forward to leveraging the technical assets, that embedded relationship and the technology know-how we have to win more wideband CDMA and UMTS business where those opportunities are and to be positioned for the 4G evolution, which obviously is further out, as that unfolds.
Operator
Jiong Shao, Lehman Brothers.
Jiong Shao — Lehman Brothers — Analyst
Thank you very much. I was wondering. Could you please quantify somehow your comments about (indiscernible) significant margin higher — significantly higher revenue in your September quarter than the June quarter?
John Kritzmacher — Lucent Technologies, Inc. — CFO
This is John Kritzmacher. With regard to guidance, as we indicated last quarter, we’ve discontinued the practice of providing annual guidance for this year, pending the merger with Alcatel. So, while we’ve given you a sense of what is ahead of us in terms of opportunity in the quarter, we’re not providing any further specific guidance at this point in time on revenue.
Operator
Alex Henderson, Citigroup.
Alex Henderson — Citigroup — Analyst
So, as you are looking at the North American Wireline players, the majority of their spend over the last year has been really heavy focused on building out the access edge, fibre-to-the-X footprint. Can you talk a little bit about what you see as the pace of transition from just doing the access edge and passing homes to potentially investing in other aspects of their network at a

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
more aggressive pace to provide more optical footprint in the metro and long haul, as well as the other elements of the network, such as IMS and routing capacity, to facilitate the more intelligent overlay on top of that raw access capacity?
Pat Russo — Lucent Technologies, Inc. — Chairman, CEO
Yes, Alex, let me take a crack at this and I’m not sure I will satisfy you from a quantification standpoint, though I will give you a flavor for what we are seeing. We are already seeing what I would call spending in response to and preparation for the content and video services that are anticipated. So if you look at our optical business year-to-date, our optical business is up, and quite frankly, we feel pretty good about the momentum we have in optical. So, we’re starting to see the ramifications of the opening up of the access network.
I don’t believe we have yet seen the success impact of those deployments. In other words, those deployments are still at the relatively early stages with subscribers beginning but not anywhere near what you would call mass deployment yet. So, I believe ahead of us are the positive growth implications for not only optical but the Ethernet capabilities that go along with that and the data networking impacts that go along with that. So that’s kind of how it feels to me as I hear from and listen to our folks in the North America sales team.
I don’t know, Frank, do you have anything you want to add to that?
Frank D’Amelio — Lucent Technologies, Inc. — COO
I think, Alex, what I would just add to Pat’s comments — so clearly one, our customers will determine where they invest in their networks going forward. But to Pat’s point, I think, clearly, as more investment takes place, as capital is deployed on the access side of networks to make that I will call it more bandwidth capable — clearly that will eventually require more bandwidth on the [Accor] side of the network, the transport side of the network. So we see, clearly, opportunities today in optical and going forward, we see larger opportunities, as the take rate on the services that are deployed as a result of the broadband capabilities that increase on the access side are taken up by customer subscription.
Operator
Ehud Gelblum, JPMorgan.
Ian Kahn — JP Morgan — Analyst
This is [Ian Kahn] for Ehud. I just had some questions on the Rev A upgrades. I believe you said it would be commercial in late September, yet apparently having a great revenue impact in that same quarter. I was just wondering. How does the equipment get commercialized in fully installed networks and accepted all in that short period of time? ‘
Related questions — I was just wondering. Is each carrier in North America similarly situated, or might there the variances between each carrier’s approach to the Rev A upgrade?
Finally, how do we think about the magnitude of Rev A versus REV 0, and in terms of market opportunity? Within that pie, how do we think of Rev A spend as upgrades versus — I would assume that eventually all Rev A will be — all the network will be —well, purchases will be Rev A, so how do we carve out the differences between upgrades and capacity additions in Rev A? How do we think about that? Thank you.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Frank D’Amelio - Lucent Technologies, Inc. — COO
So, it’s Frank. Let me take a shot at this, at least initially, and then Pat and John will jump in.
In terms of the magnitude of Rev A versus I will call it — you called it Rev 0 — what I would say is, Rev 0 clearly was a big opportunity. We see Rev A as also a big opportunity, and I think it’s premature to try to size in real specific terms one dollar amount to the other. I think one was a large opportunity; we believe this one will be a large opportunity as well.
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Going forward, not just in Q4.
Frank D’Amelio - Lucent Technologies, Inc. — COO
Exactly right, beyond Q4.
In terms of how we — you know, if it’s going to be commercially available at the end of September, how do we basically get that — some of that revenue recorded in Q4? The answer is much of the deployment for those products are taking place as we speak, and there’s some software deliverables there that are, I will call it, kind of they are step deliverables, where there’s deliverables that have taken place already, some more that need to take place, and then with another deliverable that needs to take place towards the end of the quarter. It’s the combination of all those operational events that lead us to the commercial availability at the end of September and the ability to recognize revenue in the quarter.
John Kritzmacher - Lucent Technologies, Inc. — CFO
Just to build on Frank’s point a little bit there, in terms of the timing around revenue recognition for the quarter, (indiscernible) generally available in September, but along the way, we have the product in first-office application with key customers that will to enable us to ensure that we get proper acceptance by the end of the quarter, assuming that we proceed according to our plans.
Operator
Ken Muth, Robert Baird.
Ken Muth - Robert W. Baird — Analyst
You guys talked a lot about the Rev A side and the Sprint and Verizon impact. What about Cingular and their UMTS HSDPA overlay? It seems it’s a little bit sluggish and a little bit behind schedule. Just give us any more color on that.
Frank D’Amelio - Lucent Technologies, Inc. — COO
It’s Frank, Ken. Good morning. From my perspective, our deployment with Cingular has been — I’d used the word “aggressive.” I think, clearly, there’s lots going on there, relative to their network deployment. We believe it’s going according to plan. You used the word “delay”. I mean I don’t see that, and clearly you can ask the Cingular folks that. I don’t want to talk for them. But in terms of what we’ve got, relative to deployment plans with that customer, we are going full speed ahead. There’s lots going on, lots of deployments taking place. That’s been a big opportunity for us this year on the mobility side, and that’s an account where if we look at we are versus where we were, we’ve actually been gaining share in that account relative to some of our competitors.

FINAL TRANSCRIPT
Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Operator
Simon Leopold, Morgan Keegan.
Simon Leopold - Morgan Keegan — Analyst
Thank you. I wanted to see if you can give us a little bit of explanation within the segment trends. Specifically, I was surprised pleasantly by the growth in the data networking products up to that 240 million from 140 last quarter but kind of offset by the weakness in wireless. I want to get a sense of how you’re thinking about that product line trending, and if you can put that in context of your product mix as you look out into the end of the year. Thank you.
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Well, let me try to (indiscernible) this way. You’re talking about data networking. I think you’re asking about data networking as opposed to the multimedia networking group, because I would say, in the multimedia business, we’ve been very focused, as you probably know, at improving the operational performance of that business and driving growth and have taken a number of actions along that path, so I feel good about what’s happening in optical. I feel good about the Riverstone acquisition and the impact that that is having and will have on our data business, as I commented earlier, as Ethernet services continue to grow and deploy.
So again, without providing any specific guidance, kind at a macrolevel, we like the Riverstone acquisition and its impact on our portfolio, in terms of Ethernet services and the opportunity that represents for us. We like the way we connect that to not only our optical story but the Acuity network, that concept that we rolled out, and we like the way it helps us with respect to our IPTV solution. So there’s lots of places that that capability plays in solutions and offerings that we are making to customers. We are very focused, given what we think about the strength of that capability; we are very focused on driving sales of that, not only in North America but around the world. So it’s not a quantification but from a trending standpoint, given the fact that the data network is a growing market and we have, through the acquisition, a capability that’s proven in that market, I would expect to continue to see growth there.
Operator
Nikos Theodosopoulos, UBS.
Unidentified Speaker
This is (indiscernible) on behalf of Nikos. I just have a quick question on IMS. You know, there have been some recent articles in trade journals surrounding the fact that Lucent may be having some challenges in initial trials or deployments. Can you just kind of provide some color on that and also, maybe you can quantify for us how large the IMS opportunity is for the next year?
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Yes. First of all, let me be clear. We are not having problems with trials or deployments. What I would say is — and I’ve tried to paint this picture in past conversations about IMS. IMS represents a fundamental transformation of the core network architecture to an all-IP network. If you think about how long it took to implement the Legacy architectures that are in place, this is really very complex stuff. As I’ve indicated, the sales process, the testing process, the certification process, and then the time to work with specific customers on whatever services they choose to deploy, like consumer VoIP services or business VoIP services or

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
some other set of blended services, fixed mobile converged services, there’s a great deal of complexity and involves an awful lot of integration work.
So, we are proceeding and working with the customers with whom we’ve announced contracts. Our trials are going well. We are in 19 additional customers beyond those that we announced. We continue to see this as a critical strategic place to be with customers as they not only deploy these IP services which, you know, admittedly are going to take time to really build to mass levels and — so it’s important for that, but it’s also important to be at the table as other new services are considered and planned for. We think that gives us a competitive advantage, over the coming years, to pull in our services portfolio, our optical portfolio, and other capabilities we have.
So, we are investing in this; we continue to believe in it. We’ve said, from the beginning, we didn’t think we’re going to see any kind of significant revenues until we get into late ‘06 and into ‘07. If you peel the numbers, this part of our business is growing quite nicely, actually, but still the numbers are relatively small, and so our job is to drive that as aggressively as we can, and I believe we are well positioned to do that.
Operator
Paul Silverstein, Credit Suisse.
Paul Silverstein - Credit Suisse First Boston — Analyst
(indiscernible) can you give us any insight, commentary regarding your ability to retain employees? I mean, obviously, you’ve got this big deal looming. You all have made joint announcement about the size of the cuts that are coming. Has employee turnover been an issue to any extent?
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Yes, I would say, Paul that — and we track our attrition rates pretty closely quarter by quarter, month by month. Our attrition rates have not changed as a result of the announcement of the merger, globally.
John Kritzmacher - Lucent Technologies, Inc. — CFO
In fact, or year-to-date basis, Paul, as I indicated, on a year-to-date basis, (inaudible) headcount is down net of 300 after the 400 adds for Riverstone. That’s roughly in line with the trajectory of our headcount that we projected at the beginning of the year, expecting that over the course of year, we would, net/net, be down by the end of the year by about 1000, taking more folks out in the U.S. and adding some back outside the U.S. So still roughly on that track, and the trajectory has not changed materially since the announcement of our plans to merge with Alcatel.
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
I would add to that, at the senior team level, we really have not seen attrition as a result of the merger. As I said earlier, I’m actually quite enthusiastic about the leadership team we’re putting in place for the combined company. I feel very good about it.
Operator
Richard Windsor, Nomura.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Richard Windsor - Nomura Securities — Analyst
Good afternoon. I just wondered. You (indiscernible) increase your comment on this comment you made about the CDMA networks in emerging markets. You said that these guys were also rolling out GSM overlays, would use them (indiscernible) be complementary to each other. I was wondering how that will be the case when there aren’t really any handsets that run on both networks? And do you not think it might actually be the case that, at the end of the day, there actually are just going to switch off GSM and go totally to — switch off CDMA and go totally to WCDMA?
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Yes, Richard, the words that I used in terms of one of the operators saying that they would complement — they would be complementary — CDMA and GSM — was actually used by a customer, so you probably would get a little bit more flavor there.
But at least, as they’ve described to us, the CDMA network offers, through the DO capability, offers broadband wireless capability that has a lot of value for these customers as they deliver services to their customers — to their end-user customers. The GSM network obviously enables the access to low-cost devices where that’s a critical point in emerging markets. I think, from a complementary standpoint, as these operators evolve their longer-term plans on how to evolve their technologies, we can work with them from a core standpoint with respect to a Next Generation core that supports both CDMA, GSM and wideband CDMA. So there are opportunities to, from a network standpoint, build an evolution plan that takes advantage of invested assets in both networks. So there are some opportunities there, depending upon the customer and the network they have deployed and the technology they have deployed. Frank?
Frank D’Amelio - Lucent Technologies, Inc. — COO
Just two comments — one is — and clearly, as we’ve talked to, in this case, one or two particular customers, these are overlays, not swap-outs. So we continue to see CDMA opportunities with our embedded base with those customers, so I think it that’s one critical point.
The second critical point is almost the reverse of the question, which is, we are now starting to see some I will call it CDMA data-only overlay opportunities with some customers that have GSM embedded basis, so we are actually starting to see some opportunities as well, relative to some of the things we’re working on in our CDMA business.
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Yes, just to punctuate Frank’s point, there are some opportunities we are involved in working on in Southeast Asia and in the Middle East where operators who do not have wireline assets are looking to deliver a broadband service in places where it’s easier to deploy a CDMA DO network as an overly network for wireless broadband than it is to get in through the wired facility. So we’re in the process of bidding on a number of those in, as I said, in the Middle East and in Southeast Asia.
Operator
Mark Sue, RBC Capital Markets.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
Mark Sue - RBC Capital Markets — Analyst
Just a big picture question — considering your revenue diversification, the continued growth in CDMA and the ramp in IMS, do you have any preliminary thoughts on how fiscal ‘07 may shape up? Is it, at the very minimum, a flat to single digit growth here? If you can comment, what are the big swing factors for stand-alone leasing that we should model?
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Yes, it’s early for us to comment specifically on ‘07. And as we said, assuming the merger closes before the end of the year, we would be providing some perspective on the combined company at the appropriate point in time.
On a stand-alone Lucent basis, what we have said is we’ve been investing in the markets that represent growth opportunities in our segment. They include UMTS; they include, as part of the overall mobility market, they include applications where we’ve been focused and investing; they include the higher-growth segments of the services market, like Professional Services and managed services; they include optical and data opportunities as the broadband access networks deploy; they include higher-value access services like IPTV; and they include the impact of the wider deployment of IMS portfolio elements as customers move from trialing, certifying and preparation to actual deployment. So those are all the spaces we have been and continue to be investing in, that we’re looking to drive the top line of the business, and so that’s, from a revenue profile standpoint, where we’ve been focused and where we continue to focus. Obviously, we take that into the combination with us and have every expectation that we will leverage that along with our partner, Alcatel, for the combined company, to be in a position to not only capture the 1.7 billion of synergies we’ve identified, but to also grow on the top line. We will be in a better position to quantify that with more specificity as we finalize our plans for ‘07.
Frank D’Amelio - Lucent Technologies, Inc. — COO
Just to punctuate Pat’s point, each of our segments has I will call it swing factor — to use your term — opportunities in fiscal year ‘07 versus fiscal year ‘06. Pat, she went through all of those. Every one of those can be bucketed into one of our existing segments. Every segment has an — (multiple speakers).
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Yes, and we continue to seek to overcome, through these growth engines, the legacy declines that we are continuing to see in the classic circuit switching and BHS arenas, which are getting now down to a level that is sufficiently low that the declining impact is — the impact of the decline is diminishing as we crank up these growth engines. That’s kind of the theory of the case from an overall aggregate growth standpoint.
John DeBono - Lucent Technologies, Inc. — VP IR
Operator, we have time for one last question.
Operator
Tim Long, Banc of America. Your line is open.
Tim Long - Banc of America Securities — Analyst
I’m sorry. Just a question on the emerging market side and pricing — could you just comment on any changes there and also particularly as it relates to some of these carriers that you talked about, looking at GSM? Does that impact at all how aggressively

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
they look for vendors to take out pricing on the CDMA side? Then just if you could just update us on just the view from carriers. You seem to expect rebounds in some of the markets where there has been a little bit of sluggishness in the first half. So are you expecting more of a budget flush end of the year this year? (inaudible)
Frank D’Amelio - Lucent Technologies, Inc. — COO
So let me hit the pricing piece and then Pat and John will jump in on the rest.
From an emerging market perspective, pricing has been and continues to be aggressive. That’s the way I would describe it. We clearly go after business in those markets, but the word I use is we go after business selectively. We have been and will continue to do that. There are opportunities there. We will be selective in going after opportunities in those markets, based on that aggressive pricing.
Pat Russo - Lucent Technologies, Inc. — Chairman, CEO
Yes, the question about budget flush, you know, I would not be one to speculate on budget flushes. I think we all who have been in this industry for a while have seen years where there are budget flushes and years where we expect them and there aren’t budget flushes. By the way I have no indication there’s going to be some big budget flush at all. So and again, I don’t have any indication there’s not. I just don’t know, and frankly the customer set that we have are the determiners of that, and they are typically the determiners of that very late in the year.
What we’ve tried to articulate is the spending we would expect to see as a result of the deployment of a certain set of capabilities. In this case in North America, it happens to be related to Rev A, and we’ve tried to be very clear about the fact that that is a technology that we expect to be generally available in the fourth quarter. Therefore, we will be in a position to recognize revenue associated with that, that we’ve been in the process of deploying but not able to recognize, until such time as that is accepted by our customers. That’s all that I can speak to with respect to our expectations for the increase that we would expect to see in Q4 over Q3, assuming all of that happens. I really can’t comment more about customer spending plans through the fourth quarter as it relates to their budgets.
John DeBono - Lucent Technologies, Inc. — VP IR
Thanks, Pat. Thanks, Frank. Thanks, John and thanks to all of you for listening in with us this morning. As always, if you have any follow-up questions, please don’t hesitate to call any member of the Lucent Investor Relations team.
Have a good day.
Operator
Ladies and gentlemen, this conference will be available for replay starting today at 12:00 PM and running through midnight on August 2. You may access the replay by dialing 1-800-642-1687. International participants may dial 1-706-645-9291. The access code is 1763676.
That does conclude your conference for today. Thank you for your participation.

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Jul. 26. 2006 / 8:30AM, LU — Q3 2006 Lucent Technologies Inc. Earnings Conference Call
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